Exhibit 99.2
WESTWOOD ONE
STATEMENT REGARDING
NEW YORK STOCK EXCHANGE
New York, NY — September 18, 2008 — On September 12, 2008, Westwood One, Inc. (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the Company had fallen below the NYSE’s continued listing standard relating to minimum share price. Rule 802.01C of the NYSE’s Listed Company Manual requires that the Company’s common stock have a minimum average closing price of $1.00 during a consecutive 30-day trading period.
Under the NYSE rules, the Company has ten business days to notify the NYSE of its intent to cure this deficiency and six months to cure it or be subject to suspension and delisting. The Company will notify the NYSE in such ten business day period that it intends to cure the deficiency. Under the NYSE rules, the Company’s common stock will continue to be listed on the NYSE during the six month cure period, subject to the Company’s compliance with other NYSE continued listing requirements. Although the Company intends to cure its deficiency and to return to compliance with NYSE continued listing requirements, there can be no assurance that it will be able to do so.
About Westwood One
Westwood One (NYSE: WON) is a platform-agnostic content company providing over 150 news, sports, music, talk, entertainment programs, features and live events to numerous media partners. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries and to the Web. This content includes news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. For more information please visit www.westwoodone.com.
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: continued declines in revenue; our ability to raise additional capital or refinance our senior credit agreement; our ability to execute our growth strategy; trends in audience and inventory delivered by our affiliated radio stations, and competition in the media industry; changes in economic conditions in the U.S. and in other countries in which the Company currently does business (both generally and relative to the broadcasting and media industry); advertiser spending patterns; changes in the level of competition for advertising dollars; and fluctuations in programming costs. Other key risks are described in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K/A for the year ending December 31, 2007. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
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MEDIA CONTACT:
Peter Sessa
212.641.2053
peter_sessa@westwoodone.com